                                                                      EXHIBIT 12

                               ArvinMeritor, Inc.
                    Computation of Earnings to Fixed Charges
                         Quarter Ended December 31, 2002


Earnings Available for Fixed Charges:

     Pre-tax income from continuing operations                   $  49

Adjustments:
     Undistributed income of affiliates                              9
                                                                 -----
                                                                    58
Add fixed charges included in earnings:
     Interest expense                                               26
     Interest element of rentals                                     3
                                                                 -----
       Total                                                        29
                                                                 -----

     Total earnings available for fixed charges:                 $  87
                                                                 -----

Fixed Charges:
     Fixed charges included in earnings                          $  29
     Capitalized interest                                            -
                                                                 -----
     Total fixed charges                                         $  29
                                                                 -----

     Ratio of Earnings to Fixed Charges (1)                       3.00
                                                                 =====



1 = "Earnings" are defined as pre-tax income from continuing operations, adjusted for undistributed earnings of less than majority owned subsidiaries and fixed charges excluding capitalized interest. "Fixed charges" are defined as interest on borrowings (whether expensed or capitalized), the portion of rental expense applicable to interest, and amortization of debt issuance costs.